Free Writing Prospectus to Preliminary Pricing Supplement No. 12,695

Registration Statement Nos. 333-275587; 333-275587-01

Dated December 12, 2025; Filed pursuant to Rule 433

Morgan Stanley

3-Year Trigger PLUS Based on the Value of Basket Composed of 5 Indices

This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	January 4, 2029
Basket:	Basket component S&P®/ASX 200 Index (AS51) FTSE® 100 Index (UKX) Swiss Market Index® (SMI) EURO STOXX 50® Index (SX5E) Tokyo Stock Price Index (TPX)	Basket component weighting 7.50% 17.50% 10.00% 40.00% 25.00%
We refer to each of the AS51 Index, the UKX Index, the SMI Index, the SX5E Index and the TPX Index as an underlying index and, together, as the underlying indices.
Payment at maturity per Trigger PLUS:

If the final basket value is greater than the initial basket value:

$1,000 + leveraged upside payment

If the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level:

$1,000

If the final basket value is less than the trigger level:

$1,000 × basket performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 20%, and possibly all, of your investment.

Leveraged upside payment:	$1,000 × leverage factor × basket percent increase
Leverage factor:	144.23%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:

100, which will be equal to the sum of the products of the initial basket component value of each basket component and the applicable multiplier for such basket component, each of which will be determined on the pricing date.

Final index value:	The basket closing value on the valuation date
Trigger level:	80, which is 80% of the initial basket value
Valuation date:	December 29, 2028, subject to postponement for non-index business days and certain market disruption events
Basket performance factor:	Final basket value divided by the initial basket value
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date:	December 30, 2025
Original issue date:	January 6, 2026 (4 business days after the pricing date)
CUSIP/ISIN:	61780ABG9 / US61780ABG94
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225070912/ms12695_424b2-41625.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The Trigger PLUS
The Basket
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity on the Trigger PLUS
$1,000 Stated Principal Amount
PLUS Zone
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Basket Percentage Change

Change in Basket Value	Return on the Trigger PLUS
+70.00%	100.961%
+60.00%	86.538%
+50.00%	72.115%
+40.00%	57.692%
+30.00%	43.269%
+20.00%	28.846%
+10.00%	14.423%
+5.00%	7.212%
0.00%	0.00%
-10.00%	0.00%
-15.00%	0.00%
-20.00%	0.00%
-21.00%	-21.00%
-30.00%	-30.00%
-40.00%	-40.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Trigger PLUS

●The Trigger PLUS do not pay interest or guarantee return of any principal.

●The market price of the Trigger PLUS will be influenced by many unpredictable factors.

●The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the Trigger PLUS is not linked to the value of the basket at any time other than the valuation date.

●Investing in the Trigger PLUS is not equivalent to investing in the basket components.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the Trigger PLUS is $955.10 per Trigger PLUS, or within $45.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS.

●The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

Risks Relating to the Basket Components

●Changes in the value of the basket components may offset each other.

●There are risks associated with investments in securities linked to the value of foreign equity securities.

●The basket components are not equally weighted.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS.

●Adjustments to the underlying indices could adversely affect the value of the Trigger PLUS.

●Past performance is not indicative of future performance.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Trigger PLUS–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.